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                                                                   EXHIBIT 10.42


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into this 13th day of November, 2000, effective as of November 13, 2000, by and between Per-se technologies, inc., a Delaware corporation (the "Company"), and PHILIP M. PEAD, a resident of the State of Georgia (the "Executive").

                      Statement of Background Information

         The Company renders to hospitals, physicians, and/or other healthcare organizations and providers: (a) billing services, accounts receivable management services, collection services, electronic claims services, financial management services, and practice and facilities management services; (b) eligibility verification and certification for Medicaid, Medicare and other healthcare assistance programs; (c) filing and other medical claims securitization services; (d) medical coverage information services; and (e) medical and insurance claims monitoring and tracking services (collectively the "Processing Business").

         The Company also: (a) develops, markets and licenses to hospitals, integrated healthcare delivery systems, and other healthcare providers and other end users (collectively "Providers"), (i) strategic, operational and financial information systems and services and decision support tools for Providers, (ii) software systems which provide claims and reimbursement services and electronic claims processing, and (iii) software applications which assist Providers with automated scheduling and resource management (the items discussed in Sections
(a)(i), (a)(ii) and (a)(iii) of this paragraph are referred to as "Systems"), which Systems include, but are not limited to, nurse scheduling and management information systems, operating room patient scheduling and surgery information systems, enterprise wide patient scheduling and resource management systems, enterprise-wide employee scheduling and management information systems and related software interfaces to other information systems; and (b) provides to Providers installation and support services related to the Company's Systems (the "Systems Business").

         Further, the Company offers Internet-enabled connectivity to integrated healthcare delivery networks and physician practices, including electronic claims processing, referral submissions, eligibility verification and other electronic transaction processing, electronic patient records, and patient access to their bills and records and to medical information (the "E-Commerce Business")(the Processing Business, the Systems Business, the E-Commerce Business and any other distinct business segment in which the Company engages during Executive's employment are collectively referred to herein as the "Business").



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         Executive serves as Executive Vice President and Chief Operating
Officer of the Company pursuant to an Employment Agreement dated June 1, 1999 (the "1999 Agreement") and the parties desire to terminate the 1999 Agreement effective as of November 13, 2000 and enter into a revised employment agreement with respect to the continued employment of Executive by the Company as President and Chief Executive Officer, effective as of November 13, 2000.

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of 1999 Agreement. The 1999 Agreement shall terminate and be of no further force and effect as of midnight on November 12, 2000, and each party hereby waives the notice of termination required to be given to the other pursuant to Section 4(b) of the 1999 Agreement. Executive acknowledges and agrees that he is entitled to no compensation or other benefit as a result of the termination of the 1999 Agreement.

2. Employment. The Executive hereby agrees to serve as the President and Chief Executive Officer of the Company for the term of this Agreement, subject to the terms and conditions set forth in this Agreement and the provisions of the Company's bylaws. During his employment hereunder, the Executive shall devote his effort and attention, substantially on a full time basis, to the performance of the duties required of him as the President and Chief Executive Officer of the Company.

3. Term. The initial term of this Agreement will be for a three (3) year period of time, commencing as of November 13, 2000 and expiring on November 12, 2003, subject to earlier termination as provided for in
         Section 4 of this Agreement. This Agreement shall automatically be extended for successive one (1) year periods at the end of each year during the term of this Agreement commencing with the second year of this Agreement, it being the intent of the parties that after the initial term hereof that this Agreement have a rolling two-year term, unless either party gives notice to the other of its intent to terminate this Agreement not less than sixty (60) days prior to commencement of any such one-year extension period. In the event such notice to terminate is properly and timely given, this Agreement shall terminate at the end of the initial three-year term or successive two year term, as applicable, following the period in which such notice is given.



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4.       Termination.

         (a) Termination by Company for Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate this Agreement and all of its obligations hereunder immediately if any of the following events occur:

                  (i) Executive materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within ten (10) days after Executive's receipt from the Company of written notice of such breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Executive of Sections 6, 7 or 8 of this Agreement);

                  (ii) Executive commits any other act materially detrimental to the business or reputation of the Company;

                  (iii) Executive commits or is convicted of any crime involving fraud, deceit or moral turpitude; or

                  (iv) Executive dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform Executive's duties under this Agreement. Without limiting the generality of the foregoing, Executive's inability adequately to perform services under this Agreement for a period of sixty
                  (60) consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability adequately to perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such sixty (60)-day period shall be extended to a one hundred and twenty (120)-day period.

         (b) Termination by Company Without Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate Executive's employment pursuant to this Agreement without cause upon at least thirty (30) days' prior written notice to Executive. In the event Executive's employment with the Company is terminated by the Company without cause, Executive shall be entitled to a severance consideration equal to (i) two (2) years of salary continuation (this severance consideration does not include the right to receive any incentive bonus payments) at Executive's then current salary level, and (ii) continuation of health and welfare benefits for two (2) years from the date of termination at Executive's then-current benefit levels to the extent Executive is eligible to participate in such benefits after termination; provided, however, that if Executive is not eligible to continue to participate in the Company's medical benefits after termination, the Company shall reimburse Executive to the extent of premiums paid by Executive for levels of


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         COBRA coverage comparable to Executive's pre-termination coverage.

         (c) Termination by Executive With Good Reason. Except as set forth in Paragraph (d) below, in the event Executive elects to voluntarily terminate his employment following the occurrence of events constituting "Good Reason" for his voluntary termination of employment, Executive will be entitled to elect a severance consideration equal to
         (i) two (2) years of salary continuation (this severance consideration does not include the right to receive any incentive bonus payments) at Executive's then current salary level, and (ii) continuation of benefits for two (2) years from the date of termination at Executive's then-current benefit levels to the extent Executive is eligible to participate in such benefits after termination; provided, however, that if Executive is not eligible to continue to participate in the Company's medical benefits after termination, the Company shall reimburse Executive to the extent of premiums paid by Executive for levels of COBRA coverage comparable to Executive pre-termination coverage. For purposes of this Agreement, "Good Reason" is defined as
         (w) a material reduction (greater than 10%) in Executive's annual base salary; (x) a change in Executive's work location to a work location more than 50 miles from Executive's existing work location, except for required travel on the Company's business to an extent consistent with Executive's then present business travel obligations; (y) an assignment to any duties inconsistent in any material adverse respect with the duties and responsibilities of the position of President and Chief Executive Officer, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Executive.

         (d) Change in Control. In the event there is a Change in Control (as defined herein) of Per-Se Technologies, Inc., Executive will be entitled to receive a severance payment equal to (i) two (2) years of salary (including any bonus payment to which Executive would be entitled which will be calculated by doubling the greater of the incentive bonus payment earned by Executive during the year in which the Change in Control occurs or the year immediately prior to the Change in Control (regardless of when such amounts are received or to be received) and (ii) the cost of comparable benefits for two years (in the case of COBRA, eighteen months), if (A) Executive's employment is terminated by the Company without cause within one (1) year following any such Change in Control; (B) if Executive's employment is terminated by the Company at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control; (C) if Executive's employment is terminated by the Company in connection with or in anticipation of a Change in Control;
         (D) if Executive voluntarily terminates his employment for Good Reason (as defined above in Paragraph (c)) within one (1) year following any such Change in Control; or (E) if Executive voluntarily terminates his employment for Good Reason within one (1) year following any action taken by the


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         Company at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control or any action taken by the Company in connection with or in anticipation of a Change in Control, in each case which action constitutes Good Reason. For purposes of this Agreement, a "Change in Control" of the Company. shall be deemed to occur upon any of the following:

                  (i) a consolidation or merger of the Company, with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary of the Company., excluding any transaction in which the shares of the Company's common stock outstanding immediately prior to any such consolidation or merger represent immediately thereafter more than 50% of the combined voting power of the resulting entity after the transaction;

                  (ii) any corporate reorganization, including an exchange offer, in which the Company shall not be the continuing or surviving entity resulting from such reorganization, excluding any transaction in which the shares of the Company's common stock outstanding immediately prior to any such reorganization represents immediately thereafter more than 50% of the combined voting power of the resulting entity after the transaction;

                  (iii) a liquidation or dissolution of the Company or a sale of all or substantially all of the assets of the Company; or

                  (iv) the failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board. For purposes of this Section 4 (d), the term "Board" shall mean the Board of Directors of the Company and the term "Incumbent Board" shall mean the members of the Board as of the date hereof and any person becoming a member of the Board hereafter whose election or nomination is by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended).

         (e) Additional Payments. In addition to the amounts payable under subsection (b), (c) or (d) of this Section 4, the Company shall pay to Executive a tax equalization payment in accordance with this subsection
         (e). The tax equalization payment shall be in an amount which when added to the other amounts payable to the Executive under this Section 4 will place the Executive in the same after-tax position as if the


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         excise tax penalty of Section 4999 of the Internal Revenue Code of
         1986, as amended (the "Code"), or any successor statute of similar import, did not apply to any of the amounts payable under this Section 4, including any payments made pursuant to this subsection (e). The amount of this tax equalization payment shall be determined by the Company's independent accountants and shall be payable to the Executive at the same time as payment pursuant to subsection (b), (c) or (d) of this Section 4.


5.       Compensation and Benefits.

         a) Annual Salary. During the term of this Agreement and for all services rendered by Executive under this Agreement, the Company will pay Executive a base salary of Three Hundred Ten Thousand and no/100ths Dollars ($310,000.00) per annum to be paid in accordance with the Company's regular payroll practices, provided, however, that such payments shall be made no less frequently than in equal monthly installments. Such annual salary will be subject to adjustments in the normal course of business.

         b) Incentive Compensation. Executive shall be eligible to participate in the 2000 Per-Se Technologies, Inc. and its Subsidiary Corporations Incentive Compensation Plan (and any comparable future incentive compensation plans during the term of this Agreement) at a participation category of up to 100% of Executive's base salary, payable at the discretion of the Board of Directors of the Company.

         c) Stock Options. Executive shall be considered for grants of options to purchase shares of Per-Se common stock in a manner that is consistent with other senior officers of the Company. Except as expressly set forth herein, nothing in this Agreement shall give rise to a contractual right to Executive to receive grants of additional stock options of the Company. Further, the Company has no obligation to Executive to create parity with any other executives of the Company with respect to any options granted to such other executives.

         d) Other Benefits. Executive will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its Executives, including, but not limited to, loan arrangements to facilitate the purchase of common stock of the Company, financial counseling services, group health insurance, life and disability insurance, vacations and any other fringe benefits, in each case as now or hereafter provided by the Company to its employees, if and when Executive meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for senior executives of the Company will be provided to Executive on at least an equal basis.



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         e) Expenses. Executive will be reimbursed for all reasonable expenses incurred in the discharge of Executive's duties under this Agreement pursuant to the Company's standard reimbursement policies. In addition, Executive will be reimbursed for the dues and costs of club membership and automobile expenses in accordance with the Company's policies in effect from time to time.

         f) Withholding. The Company will deduct and withhold from the payments made to Executive under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

         g) Loan to Purchase Stock. The Company agrees to loan Executive the amount of Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) with which the Executive will purchase Company stock. The terms of such loan shall be as set forth in a separate secured promissory note executed by Executive.

6. Non-Disclosure of Proprietary Information. Executive recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below) of the Company and its affiliates and all physical embodiments thereof (as they may exist from time-to-time, collectively, the "Proprietary Information") are valuable, special and unique assets of the Company's and its affiliates' businesses. Executive further acknowledges that access to such Proprietary Information is essential to the performance of Executive's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Executive agrees that, except in connection with performing duties assigned to him by the Company, Executive shall hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Executive make use of any such information for Executive's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances.

         For purposes of this Agreement, the term "Trade Secrets" means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which is not commonly known by or available to the public and (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term


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         "Trade Secrets" does not include information that Executive can show by competent proof (i) was known to Executive and reduced to writing prior to disclosure by the Company (but only if Executive promptly notifies the Company of Executive's prior knowledge); (ii) was generally known to the public at the time the Company disclosed the information to Executive; (iii) became generally known to the public after disclosure by the Company through no act or omission of Executive; or (iv) was disclosed to Executive by a third party having a bona fide right both to possess the information and to disclose the information to Executive. The term "Confidential Information" means any data or information of the Company, other than trade secrets, which is valuable to the Company and not generally known to competitors of the Company. The provisions of this Section 6 will apply to Trade Secrets for so long as such information remains a trade secret and to Confidential Information during Executive's employment with the Company and for a period of two (2) years following any termination of Executive's employment with the Company for whatever reason.

7.       Additional Covenants.

         (a). Non-Competition Covenant. During Executive's employment by the Company Executive will be a member of the Company's executive management team. Executive agrees that during his employment and for a period of two (2) years following any termination of Executive's employment for whatever reason, Executive will not, directly or indirectly, on Executive's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company within the Geographical Area (as hereinafter defined). The term "compete" means to engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render services of any marketing, management, sales, administrative, supervisory or consulting nature, directly or indirectly, on Executive's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Executive at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation) any business which provides Business products or services, provided that nothing in this Agreement will preclude Executive from rendering legal services in the role of outside counsel on behalf of any entity, including those entities that compete with the Company, following the termination of his employment with the Company. For purposes of this Agreement, the term "Geographical Area" means the territory located within a seventy-five (75) mile radius of any Company facility for which Executive exercised managerial control or provided legal services on behalf of the Company.



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         (b). Non-Solicitation of Clients Covenant. Executive agrees that during
         Executive's employment by the Company and for a period of two (2) years following the termination of Executive's employment for whatever reason, Executive will not, directly or indirectly, on Executive's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to divert or solicit any individual or entity (i) who is a client of the Company at any time during the six
         (6)-month period prior to Executive's termination of employment with the Company ("Client"), or was actively sought by the Company as a prospective client, and (ii) with whom Executive had material contact while employed by the Company, to provide Business services or products to such Clients or prospects.

         (c). Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 7 or Section 8 below may, if it chooses, sever any portion of the Geographical Area, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority may, if it chooses, replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. In the event that any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Executive.

8. Non-Solicitation of Employees Covenant. Executive further agrees and represents that during Executive's employment by the Company and for a period of two (2) years following any termination of Executive's employment for whatever reason, Executive will not, directly or indirectly, on Executive's own behalf or in the service of, or on behalf of any other individual or entity, divert or solicit, or attempt to divert or solicit, to or for any individual or entity, any person employed by the Company, whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will.

9. Return of Proprietary Information. Executive acknowledges that as a result of Executive's employment with the Company, Executive may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Executive acknowledges, warrants and agrees that Executive will return to the Company all such items and any copies or excerpts thereof, in any form or medium,


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         and any other properties, files or documents obtained as a result of
         Executive's employment with the Company, immediately upon the termination of Executive's employment with the Company.

10. Proprietary Rights. During the course of Executive's employment with the Company, Executive may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Executive acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Executive also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Executive may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Executive further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

         Executive will not be obligated to assign to the Company any Invention made by Executive while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that Executive is so obligated if the same relates to or is based on Proprietary Information to which Executive will have had access during and by virtue of Executive's employment or which arises out of work assigned to Executive by the Company. Executive will not be obligated to assign any Invention which may be wholly conceived by Executive after Executive leaves the employ of the Company, except that Executive is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Executive is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Executive prior to Executive's employment with the Company.

11. Remedies. Executive agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9 and 10 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company


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         will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

12. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

               If to the Company:                 If to Executive:
               The Board of Directors             Philip M. Pead
               Per-Se Technologies, Inc.          1030 Lake Shore
               2840 Mt. Wilkinson Parkway         Alpharetta, GA 30005
               Atlanta, GA 30339

                                 With a copy to

                            Per-Se Technologies, Inc.
                           2840 Mt. Wilkinson Parkway
                                Atlanta, GA 30339
                              Attn: General Counsel

         or to such other address or agent as may be hereafter designated in writing by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

13. Severability. Subject to the application of Section 7(c) to the interpretation of Sections 7 and 8, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the parties agree that it is their intent that the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

14. Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter hereof. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

15. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns.

16. Assignment. This Agreement is one for personal services and will not be assigned by Executive without the prior written consent of the Company; provided, however,


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         that accrued and unpaid amounts due to Executive hereunder may be assigned by Executive without consent. Subject to the provisions of this Section 16, this Agreement shall not be assigned by the Company; provided, however, that the Company may assign this Agreement to its parent company or to any of its subsidiaries or affiliated companies; provided that the parent or any subsidiary or affiliate fulfills the obligations of the Company under this Agreement. Any business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such successor.

18. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Georgia. The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the state where the Company has its principal place of business and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

19. Indemnification. Executive shall be entitled to the indemnification and exculpation offered through and set forth in the Company's Charter and By-laws.

20. Surviving Terms. Sections 6, 7, 8, 9, 10 and 11 of this Agreement shall survive termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:                                             EXECUTIVE:


By: /s/ David E. McDowell                            /s/ Philip M. Pead
   ----------------------------                      ---------------------
   David E. McDowell,                                Philip M. Pead
   Chairman of the Board




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
                                    EXHIBIT A

                                   INVENTIONS






         Executive represents that there are no Inventions.


                                             /s/ PMP
                                             ----------------------
                                             Executive's Initials





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